Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW
FQ2 2020 Earnings Call Transcripts
Friday, August 07, 2020 12:30 PM GMT

Table of Contents
Call Participants	........................................................................................................................................................	2
Presentation	........................................................................................................................................................	3
Question and Answer	........................................................................................................................................................	9

1

PFSWEB, INC. FQ2 2020 EARNINGS CALL | AUG 07, 2020

Call Participants

EXECUTIVES

James Joseph Butler
Executive VP & GM of LiveArea

Michael C. Willoughby
CEO & Director

R. Zach Thomann
Executive VP & GM of PFS

Thomas J. Madden
Executive VP & CFO

ANALYSTS

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

ATTENDEES

Sean Mansouri
Gateway Group, Inc.

COPYRIGHT © 2020 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	2
spglobal.com/marketintelligence

PFSWEB, INC. FQ2 2020 EARNINGS CALL | AUG 07, 2020

Presentation
Operator
Good morning, everyone, and thank you for participating in today's conference call to discuss PFSweb’s financial results for second quarter ended June 30, 2020. Joining us today are PFSweb's CEO, Mike Willoughby; the company’s CFO, Tom Madden; the General Manager of PFS, Zach Thomann; and the General Manager of LiveArea, Jim Butler; and the company’s outside investor relations advisor, Sean Mansouri with Gateway Investor Relations.

Following their remarks, we'll open the call for your questions. I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri
Gateway Group, Inc.
Thank you, Calandra. Before we go further, I would like to make the following remarks concerning forward-looking statements. Many statements in this conference call other than historical facts are forward-looking statements, including those related to the Company's expected future performance and results of operations. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project, and other similar expressions typically are used to identify forward-looking statements.
The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the Financial Reporting section of the PFSweb website under “Safe Harbor Statement.”

I would like to remind everyone that this call will be available for replay through August 21, starting at 11:30 a.m. Eastern this morning. A webcast replay will also be available via the link provided in today's press release as well as available on the Company's website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the express written consent of PFSweb is strictly prohibited.
Now I'll turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
CEO & Director
Thank you, Sean. Good morning, everyone. Thank you for joining us at this early time. I hope everyone is safe and healthy. During the second quarter, we continued to benefit from the strong e-commerce momentum we have seen since the onset of the COVID-19 pandemic, as consumer reliance on digital shopping remains robust. We generated Q2 records in fulfillment volumes, Service Fee Equivalent revenue and adjusted EBITDA. Although conditions surrounding the pandemic are uncertain, heightened consumer demand within e-commerce has been a durable tailwind for our business, and our LiveArea and PFS teams have worked diligently to ensure our clients can meet this increased demand. Buoyed by these tailwinds and the strong momentum as we entered the year, we continue to expect both business units to grow compared to 2019 and we are raising our guidance for total company SFE revenue growth to be in the range of 9% to 12% compared to 2019.
Now taking a closer look at the record Q2, we experienced growth and elevated activity levels across our client portfolio and core verticals particularly in health and beauty, jewelry, activewear and consumer packaged goods. Consumer demand hit peak levels in April as stay-at-home mandates due to COVID-19 drove shoppers online amid brick-and-mortar retail closures. Though various economies began reopening in May and June, demand within e-commerce remained high as online shopping continues to be a key fixture of consumer buying habits.

In our PFS business, clients experienced online order volumes near holiday levels in Q2. To ensure we had the appropriate level of staff to effectively service this demand, we added to our remote contact center teams and expanded the ground teams in our distribution centers. Going into May, these elevated levels of e-commerce traffic generated our highest Mother's Day-related fulfillment volumes in company history. We are using this demand environment as a

COPYRIGHT © 2020 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	3
spglobal.com/marketintelligence

PFSWEB, INC. FQ2 2020 EARNINGS CALL | AUG 07, 2020

benchmark to prepare for the Q4 holiday season, which many analysts predict will be the strongest digital holiday of all time. Zach will be on later in the call to provide more color on our PFS momentum and expectations going forward.
In LiveArea, as we communicated on our last corporate update, we experienced some project delays and initial softness in bookings at the start of Q2 as most prospects were still contending with COVID-19-related uncertainties. However, as we progressed through the quarter, we developed what we believe to be our strongest LiveArea sales pipeline to date. We still have work to do to close these engagements, of course, but we're very optimistic of the momentum in LiveArea. Jim will have more to discuss about LiveArea later in the call as well.
Before I pass it over to Tom, I want to take a moment to thank our employees across the globe for their incredibly hard work as they continue to support our clients during this pivotal time. I am especially grateful to our frontline employees and management working in our fulfillment centers, dealing with record volumes and the significant operational complications from working to maintain a safe working environment. I am most grateful and we are very fortunate that, up to this point, we continue to have a very small number of COVID-19 cases among our employees.
With that, I'll turn the call over to Tom to provide more details on our Q2 financial results and our 2020 outlook. Tom?

Tomas J. Madden
Executive VP & CFO
Thank you, Mike, and good morning, everyone. Following the structure of last quarter's call, I'll keep our second quarter financial comments brief. Unless otherwise noted, all financial comparisons are to the second quarter of 2019.
For Q2, our consolidated Service Fee Equivalent, or SFE, revenue increased 23% to $62.3 million, primarily driven by the benefit of higher fulfillment activity and online order volumes in our PFS segment as well as double-digit growth in LiveArea, due to new and expanded client relationships from our project and engagement bookings in late 2019 and early 2020.
Service fee gross margin in the second quarter of 2020 was 34.2% compared to 34.8%, with the slight decrease primarily due to revenue mix. Note that gross margins for both segments continued to be within the guidance range of 25% to 30% for PFS and 40% to 50% for LiveArea, and we expect these ranges to remain consistent through the second half of 2020.
With the increased PFS activity, we have added resources in both our call center and fulfillment operations. Our PFS Operations team did a good job of primarily hiring full-time employees as opposed to contractor employees as we went through this ramp-up period, which helped us in controlling our costs. However, with the ongoing COVID-19 activity, including certain government supported programs, we have begun seeing some pressure on labor rates within certain of our DCs, so we will continue to monitor the impact here.

SG&A costs were $21.5 million in the second quarter of 2020 compared to $18.1 million last year, with the increase primarily driven by higher stock-based compensation expense of $4.5 million, increased variable compensation expense and the impact of increased sales and marketing personnel, partially offset by a modification to our vacation policy, which yielded a favorable adjustment of approximately $1.7 million during the quarter and $1.1 million year-to-date.
Additionally, as we mentioned last quarter, our higher fulfillment volumes amid COVID-19 require enhanced sanitation and social distancing measures across our DCs, so we expect that to continue for at least the next few quarters as well. We will continue to manage these and other costs prudently. Adjusted EBITDA in the second quarter more than doubled to $7.2 million compared to $3.4 million in the year ago quarter, with the improvement primarily due to strong growth in SFE revenue, coupled with operating leverage as well as the impact of the modified vacation policy.
Turning to the balance sheet, at June 30, 2020, cash and cash equivalents totaled $9.7 million and total debt ,excluding operating leases, was $40.6 million. This results in a net debt position of approximately $31.0 million. As highlighted on our last corporate update, the expected net debt increase this quarter was primarily due to a change in the credit card collection program for one of our clients, who is transitioning away from utilizing this component of our service offering.

COPYRIGHT © 2020 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	4
spglobal.com/marketintelligence

PFSWEB, INC. FQ2 2020 EARNINGS CALL | AUG 07, 2020

Overall, we remain confident with our liquidity position and client receivables as we navigate the current market conditions surrounding the pandemic. Our capital expenditures in the second quarter were approximately $1.9 million, resulting in a year-to-date level of $3.2 million, of which, $1.5 million was funded through debt and lease financing. We continue to expect our 2020 to be between $7 million to $9 million, the majority of which is expected to be related to new client activity and expanding our DC footprint to support new and existing client growth. We also continue to cautiously maintain all our other 2020 expectations outlined on our past 2 calls, including expectations for product revenue, D&A expense, interest expense and tax expense. These, of course, are subject to change, given the uncertainty amid COVID-19. And in addition to these, we do expect to report a higher than originally anticipated increase in stock-based compensation expense for 2020 as a result of our increased share price.
Across both segments of our business, we continue to work closely with our clients as they manage the varying impacts of COVID-19 on their operations, and we currently feel comfortable overall with the vast majority of our clients' financial positions. While our overall client base has limited direct brick-and-mortar retail exposure, which helps mitigate our potential credit risk, several of our clients have requested flexibility in payment timing and terms regarding contract receivables. We view our clients as our partners, and in the spirit of good partnership, we are committed to helping them where we can during these unprecedented times with short-term adjustments to payment and contract terms.
Now let's move on to our 2020 outlook. We continue to believe that we are poised for growth in both business segments for 2020 as the continued consumer tailwinds, only strengthen our positioning. In light of heightened demand in our PFS segment and our robust LiveArea backlog and pipeline, we are now raising our expectations for consolidated SFE revenue growth to be in the range of 9% to 12% compared to the prior year, up from our previously expected range of mid- to high single-digit growth. Coupled with an ongoing focus on costs, we also expect to continue driving improvements in our adjusted EBITDA margin.
On our last corporate update, I discussed some of the quarterly trends we were expecting to see for the rest of 2020 at that point in time. Given evolving market dynamics, it was, of course, very challenging to predict how the rest of the year would play out, given the broader economic uncertainties surrounding unemployment, consumer confidence, GDP growth, and a host of other economic indicators. These uncertainties still remain, but it is our best estimate today that we expect Q3 to be down from Q2 as we don't expect to see the peak level of fulfillment-related volumes experienced in April nor do we have the benefit of another holiday like Mother's Day.
Additionally, we expect to incur incremental costs applicable to various investments in people and infrastructure in both business segments, including our recently announced new fulfillment center, in order to support our business and client growth as we prepare for the upcoming holiday season and 2021. This gets us to our full year outlook highlighted a moment ago.
This concludes my prepared remarks. I'll turn the call over to Zach to walk through operational highlights in PFS. Zach?

R. Zach Thomann
Executive VP & GM of PFS
Thanks, Tom. In our last earning’s call, we were able to share specifics on how our global teams were managing the rapidly changing environment due to COVID-19, which focused on health and safety measures to protect our employees and scaling our clients' back end e-commerce operations quickly as buying behavior shifted to digital purchasing. I am exceptionally proud of the work our team has done since the beginning of the COVID-19 pandemic and our unwavering commitment to clients, their customers and our employees.
As Mike mentioned earlier in the call, we reached a record level of fulfillment volumes for this second quarter, fueled by brick-and-mortar retail shutdowns and stay-at-home mandates. This unexpected dramatic and rapid shift to the digital channel pushed online ordering to a much higher rate than would typically be the case for this time of year and allowed many of our client programs to experience volumes in the quarter that exceeded their Q4 outputs in 2019. Thanks to PFS' demonstrated experience in scaling back end e-commerce programs during the busy holiday shopping period and the hard work of the PFS ground teams, we were able to quickly ramp up operations across our global facilities to respond to the elevated volumes.

COPYRIGHT © 2020 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	5
spglobal.com/marketintelligence

PFSWEB, INC. FQ2 2020 EARNINGS CALL | AUG 07, 2020

During the quarter, we increased our fulfillment center staffing levels across all existing facilities and continued to ramp our work-from-home customer care program. The move to a virtual contact center model has allowed us to increase the geographies in which we recruit and provide a fully at-home model for our customer care team members. We expect to build on the benefits we are currently experiencing with the virtual contact center model, especially when we are able to move to a post-COVID hybrid model with a mix of on-site and work-from-home agents.
Most importantly, our teams continue to work in a safe environment as we have ensured that nightly “fogging”, access to PPE, strict sanitation and social distancing standards remain integral to our distribution center operations.
Moving to Q2 sales, we booked 4 new engagements worth a combined estimated $3.7 million in annual contract value, or ACV, compared to 6 new engagements worth an estimated $16.3 million of ACV in the year ago quarter. As highlighted on our last corporate update, we anticipated softer bookings in Q2 as prospects were reluctant to make any changes to their warehouse technology or fulfillment operations as they worked through COVID-related uncertainties. However, since the end of June, we have added to our pipeline in Q3 and continue to see a renewed interest from prospective clients to focus on their direct-to-consumer channels. We anticipate a nice pickup in bookings this quarter as prospects become more acclimated with the “new normal” and focus on 2021 initiatives.
Regarding our DC footprint, we recently signed a lease on a new 58,000 square foot distribution center in the Dallas, Texas area, which will increase our total North American fulfillment center footprint to 6 facilities and improve our daily output capacity ahead of the holiday season. Additionally, we expect to add more capacity soon for our European operations as the heightened e-commerce demand is not isolated to the U.S.

Although we expect a degree of uncertainty with respect to our future outlook, we remain on solid operational footing as we enter the second half of 2020. We believe that e-commerce has become a permanent fixture of consumers' shopping experience as there are many industry reports citing an acceleration of e-commerce adoption across the globe. We believe our investments to scale our operations over the past couple of years and those we are undertaking now will provide the foundation for us to effectively navigate shifting consumer demand for the road ahead.
I'll now pass the call over to Jim for an overview of LiveArea's operations. Jim?

James Joseph Butler
Executive VP & GM of LiveArea
Great. Thanks, Zach, and good morning, everyone. I'm happy to announce that we generated yet another solid quarter of double-digit growth in LiveArea, largely driven by the increase in Q2 backlog that resulted from our record sales bookings in Q3 and Q4 of 2019, and with the most recent Q1 2020 record sales bookings we shared on our last call.
As discussed on our May conference call, we did experience some initial project delays and softness in sales bookings due to COVID-19-related uncertainties, however our momentum picked up throughout June and into July as prospects began to ramp their digital capabilities in response to online shopping trends. This pickup largely offsets the project delays and client concessions we experienced in Q2, allowing us to finish the quarter strong and on track for LiveArea's return to growth in 2020.
In terms of our broader market opportunity, LiveArea developed a study that was conducted by an independent research firm in May that found increasing numbers of business managers are prioritizing investments in their long-term digital commerce and IT infrastructure strategies as a result of COVID-19 and are also looking to outsource their IT and marketing activities. These trends further support what we are seeing in the market and present a strong opportunity for LiveArea and our comprehensive offering of digital services over the next couple of years.
We were extremely fortunate to be growing during these unprecedented times, and as such, have been proactively investing in senior talent that will extend our thinking and our capabilities and, we believe, will ultimately assist us with capturing larger portions of the overall commerce spend with our clients in 2021. Despite the distractions of COVID-19, our strategy for 2020 remains intact. To highlight a few successes, we have seen continued growth from our partner channel, successfully expanding our work to include new commerce, marketplace and OMS technology platforms, extending our multi-cloud capabilities, and elevating our interactions with clients by delivering strategic consultation and products through a newly redefined strategy practice.

COPYRIGHT © 2020 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	6
spglobal.com/marketintelligence

PFSWEB, INC. FQ2 2020 EARNINGS CALL | AUG 07, 2020

In addition, we made significant progress in our brand awareness, which is critical to participate in the larger commerce transformation projects. Our global marketing efforts to promote LiveArea’s work with Crocs and Vari, for example, have led to several awards, and the development of our own content with whitepapers, thought leadership pieces and webcasts, has led to increased website traffic and media opportunities. While there is much work to be done, we are thrilled to see the progress against our 2020 strategy that is fueling the continued momentum in our business.
Moving on to our sales results. As a refresher, our sales results are divided between project-based efforts that are typically less than 1 year in duration and engagements, which are typically managed services agreements or digital marketing retainers that span 1 to 3 years in duration. For Q2, we booked 33 projects in LiveArea, worth a combined estimated $11.1 million in project value. This compares to 38 projects in the year ago quarter, where they combined for then estimated $7.6 million in project value. We also booked 13 engagements in LiveArea worth a combined estimated $3.1 million in annual contract value, or ACV. This compares to 16 engagements worth a combined then estimated $4.5 million in ACV in the year ago quarter. So in total, our sales bookings for LiveArea in Q2, despite the pandemic, were $14.2 million compared to a combined then estimated $12.1 million in the year ago quarter. Please keep in mind that both types of bookings are helpful leading indicators of future revenue streams for our business, and we are well positioned to continue driving growth in LiveArea in the back half of the year.
As Mike mentioned, coming out of June and July, our pipeline is at an all-time high, and we're optimistic about our momentum as we enter Q3. We remain both operationally and strategically well positioned to navigate this new environment of heightened demand and deliver on our 2020 expectations.
I'll now turn it back over to Mike for his closing remarks. Mike?

Michael C. Willoughby
CEO & Director
Thank you, Jim. And before we wrap up today's call, I wanted to briefly touch on 2 organization-wide initiatives that we have taken this quarter to improve how we serve our retail partners and support our internal teams.
First, as we worked to strengthen our client partnerships and meet their specific operational needs this quarter, we also focused on understanding the broader shifts in online consumer demand patterns more deeply. We partnered with Arlington Research, an independent research firm, to conduct several studies regarding online consumer behavior amid the pandemic and they revealed key differences in buying patterns across generations in retail categories and even geographies when we compared U.S. and U.K. shoppers.
Among other insights, we found that consumers have become more willing to explore new brands and new products online during the pandemic, especially millennial and Gen-Z shoppers and that customers of all ages across the U.S. and U.K. have raised their expectations of environmental responsibility for the online brands they purchase during this period. Leveraging this information will help us improve our understanding of the values of today's online consumers, which we can share with our clients to further optimize in both business segments.
With this formal research in mind, we have been proactively working with all of our clients to help them respond to the rapidly evolving consumer behavior that we have all witnessed as consumers ourselves. Our research showed the emergence of a new online Conscious Consumer who expects the digital channel to operate with a view toward environmental and sustainability goals, and we are equipped to help our clients respond with solutions that provide safety and efficiency as well as enhanced sustainability and a reduced impact on our environment. Also, we've probably all experienced the rapid adoption of curbside delivery and local delivery options as an extension of “buy online pickup in store” with varying degrees of effectiveness. Brands and retailers have also experienced varying degrees of operational disruption and profitability impact from meeting this new consumer expectation. This rapid shift in consumer behavior is expected to drive demand for practical, cost-effective omnichannel solutions to respond to this consumer expectation, which will very likely extend into the post-COVID period as a permanent consumer behavior. This trend intersects strategically with our PFS product strategy for RetailConnect and CloudPick, and LiveArea has responded with strategy services and productized offerings, including an exciting and innovative ‘Scan and Go’ prototype we have developed in collaboration with one of our clients.
The combination of RetailConnect and Scan and Go can enable our clients to provide fast, efficient, safe and cost-effective shopping experiences, whether in store, curbside or local delivery.

COPYRIGHT © 2020 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	7
spglobal.com/marketintelligence

PFSWEB, INC. FQ2 2020 EARNINGS CALL | AUG 07, 2020

Second, in the wake of recent protests and the social movements across the country, we have engaged a global consulting firm, The FutureWork Institute, or FWI, to help us develop a phased approach for further advancing diversity and inclusion across our organization. FWI is assisting us through a 3 phased approach consisting of Admission, Listening, and Action, that will allow us to enact permanent change within our organization and advocate for permanent change within our communities. I have further supported these initiatives by signing the CEO Action for Diversity & Inclusion™ pledge, as I am personally overseeing these efforts to foster greater social awareness and inclusivity among our team members at this pivotal time in our company and nation’s history.
Looking ahead, we remain optimistic about the benefits from this market environment in both the near and long term, and our Diversity and Inclusion initiative will ensure we have a comprehensive understanding of consumer behavior and an inclusive and diverse workforce to best meet our clients' needs and the needs of their customers.
As always, Tom and I are happy to engage with our investors, answer questions and communicate our exciting story. And we are happy to make ourselves available by phone and video chat. We will also be presenting and holding virtual meetings during the Three Part Advisors conference on August 26 and the Gateway Conference on September 9 and 10. We hope to speak with some of you then.

Calandra, we'll now open the call up for questions.

COPYRIGHT © 2020 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	8
spglobal.com/marketintelligence

PFSWEB, INC. FQ2 2020 EARNINGS CALL | AUG 07, 2020

Question and Answer
Operator
[Operator Instructions] And our first question will come from the line of George Sutton from Craig-Hallum.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division
Guys, it's very encouraging to learn of the resurgence of the pipeline opportunities on both sides of the business, so nice to hear. Mike, you laid out a broader set of verticals than you normally do in your early comments, but we talk, of course, all the time about health and beauty. Could you talk about that breadth? Are you seeing an expanded breadth of interest from customers?

Michael C. Willoughby
CEO & Director
Well, we certainly are, George, across the organization. So when we list the total product categories or verticals, and we include LiveArea, we have a broader set of vertical markets that we can address on the LiveArea side than we traditionally have on the PFS side. I would say with PFS, we continue to see the same strength within health and beauty, and within jewelry and collectibles. We sort of split out activewear from fashion in general this particular time just because I think there's a difference in during this COVID-19 period between the sales of different types of fashion, where luxury apparel and ready-to-wear and fast fashion have probably overall not faired nearly as well as activewear. As you might imagine, people who are working out at home are just using activewear as leisure wear and have continued to even accelerate those purchases. And interestingly enough, some of the activewear around hunting activities and things like that have also done really well during this period. So we wanted to kind of put that out a little bit. But we also wanted to make sure that we're talking about some of the product categories that LiveArea is specifically addressing. And frankly, we would expect that, that would continue to expand as LiveArea moves into more services-oriented around experience. With the new hire that we had just recently, George, that you met last week, we'll most likely be looking at some additional product categories, vertical markets and maybe even some non-hardgoods oriented categories as we expand.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division
Now as we look at a combination of the hirings that you are doing right now for the remainder of the year plus the increase in the DC footprint. It's pretty clear that while your pipeline is at all-time highs, it does suggest you're pretty confident in your ability to win a fair amount of that pipeline. Is that a reasonable way to look at it?

Michael C. Willoughby
CEO & Director
Yes, I think that's reasonable on both sides. I would characterize the resurgence and our pipeline is most dramatic on the LiveArea side, where that occurred during Q2, and we started to -- after that initial softness, regain traction as people realize that they were going to have to play catch up to this month, the 45-day period where things kind of slowed down. And even as we started to exit Q2, we recognized that the value of the overall pipeline was starting to build and now our mission is to convert that pipeline, that all-time high pipeline, as quickly as we can into closed deals so that we can recognize that revenue partially in the back half of this year and have a very strong backlog leading into 2021. So that's the effort of Steve Coy and his entire sales team. And the early Q3 results as far as closing deals and bookings are encouraging that we'll see kind of back to normal as far as conversion rates and just flow through the pipeline.
It took a little longer for the PFS pipeline to rebound. We started to see that a little bit towards the end of Q2, but it's been more within Q3 that similar wake up has occurred where clients are realizing that they really need to make key decisions in anticipation of 2021. And where they've had failures or disappointments or scale issues, we're starting to hear about that. And so we're also seeing a resurgence there. I do expect we'll have a higher close rate and better information around bookings for Q3 as we get to announcing those results later on. But as you might expect, George,

COPYRIGHT © 2020 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	9
spglobal.com/marketintelligence

PFSWEB, INC. FQ2 2020 EARNINGS CALL | AUG 07, 2020

the impact from those is going to show up more in 2021 at this point than to have an impact on 2020. So our expectations for the remainder of 2020 on the PFS side are largely based on continued over performance with our clients. And the expectation we have is they're going to have a big holiday.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division
One other thing, if I could, and this would really be targeted to Jim. The BigCommerce IPO occurred this week. Many investors on this call probably are disappointed with their allocations in that IPO. But can you talk about how you work with BigCommerce in the market?

James Joseph Butler
Executive VP & GM of LiveArea
Sure. We've been partnering with them for quite some time now. We see a lot of momentum with them in EMEA. And definitely seeing them appear in a lot more bake-offs here in the U.S. They have a unique offering that is -- allows us to do headless commerce implementations. And essentially, what that means is the commerce platform could be the head to that platform or what the client or the consumer sees is -- could really be anything, right? So from an experience standpoint, you can take your commerce experience to the next level and really differentiate there and still have the strong engine behind that. So we're really excited about the partnership that we have with them. Last year, we were the Partner of the Year with them. So it tells you how much they like working with us. And the partnership, I would expect, will continue to blossom, as -- especially as they move into this IPO arena. But I'm very excited and happy for them. I think they have a great offering and we're excited to continue to work strongly with them.

Operator
And your next question comes from the line of Kara Anderson from B. Riley.

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division
So I heard you say that you saw the peak fulfillment levels in April. But hoping we can get a little bit more specific color around the year-over-year growth trends within the quarter, kind of April to June or what it really looks like post Mother's Day?

Michael C. Willoughby
CEO & Director
Sure. I'll make a general comment, and then I'll let Zach chime in with maybe a little bit more color, especially as we think about different geographies. When we were having our last conference call in early May, we certainly knew that Mother's Day was going to be a big holiday at that time because I think it was the week right before Mother's Day occurred. And I think some of the hesitancy that we had in projecting continued increased volumes past Mother's Day was really not knowing if that would drop off at that time or if COVID-related trends would continue. And so what we saw was, in fact, during May, continued really strong volumes even after Mother's Day that were, I think, largely in result to closed stores, hesitancy for consumers to get back out even when stores were reopening and our clients continue to promote their [Audio Gap]. And so that continued through May. And then even into June, although we started to see with additional store openings, a little bit of a decline and into what we might consider at the end of June, a little bit more of a normative pattern. And as we headed into July. So Zach, do you have any other color you want to add?

R. Zach Thomann
Executive VP & GM of PFS
Only in that, as we look into Q2 and into the future, obviously, Q2 is benefited, as Mike mentioned, by a lot of the brick-and-mortar closures. But even as we go forward, and I think we called this out in the script was we expect to see, even with reopenings and increased demand in the commerce channel because adoption is up and there's obviously some ease to it in the current environment, and that's really what's fueling our guidance that we've given on the call. So we look at Q2, it is obviously record volumes for us, but primarily the early onset of that was our belief that the closures are driving a lot of that. But now as we look forward, we see a lot more just a shift in consumer behavior, at least in the midterm.

COPYRIGHT © 2020 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	10
spglobal.com/marketintelligence

PFSWEB, INC. FQ2 2020 EARNINGS CALL | AUG 07, 2020

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division
And kind of on that point, I mean, you're talking about pretty good business trends here, and you've already highlighted bookings and like a strong pipeline for Q3. But if I kind of look at the balance of the year against those comments, to me, it seems like there might be some conservatism in your guidance. I guess, if that's true, where would you say that's concentrated?

Michael C. Willoughby
CEO & Director
So Kara, it's interesting because as you might imagine, as we were looking at the remainder of the year and trying to make plans for what we expected to happen, there's a wide range to what -- especially the holiday could look like. And so if you think about a bell curve, we're looking at a sort of high probability right in the middle and then with a tail on either end where you could have a disappointing holiday if consumer spending is very depressed, and we just don't see people pulling money out of their wallets or at the other end, we could see a holiday that it just completely blows away everybody's expectations. Because maybe stores are closed down again. But we're concentrated on sort of the middle ground. We also, I think, have to be prudent as we look at the back half of the year. I would use that word instead of conservative just to account for the fact that there's still a lot of uncertainty, especially around factors such as unemployment rates and government programs around how to deal with that. And so you throw all that in the pot. And I think prudence would demand that we strike sort of a middle ground. I wouldn't say that as a pattern, we expect that revenues -- fulfillment activities, and therefore, revenues would be more than we would have expected in a typical Q3, with probably Q3 coming above Q1, but certainly not at the same level as Q2 with its COVID-related bump.
And then we would expect based on what we're seeing now to have a really strong holiday, probably a record holiday as far as just overall sales and fulfillment volumes. And so we're taking this moment in time during Q3 to make certain investments and preparations for that big holiday. And so as Tom talks about the remainder of the year, while we may see revenues kind of up between Q1 and Q2, now we probably will have some impact on our adjusted EBITDA as we make those investments in preparations and expectation for a really big digital holiday. That's a bet we're placing, but we feel like it's a prudent bet just based on all the data that we're seeing and what all the analysts are saying. And so we'll have our fingers crossed. We're hoping for a big holiday, and we're also hoping for an extended holiday where clients start to promote well before Thanksgiving this year. And fortunately, we're also seeing that trend where big retailers are saying, we're going to back off of the Black Friday, Cyber Monday type of phenomenon to try to make sure we're not encouraging people to walk to stores to sit in tents outside the doors and be clearly not social distancing, which means everybody is going to need to spread that holiday out, start earlier, and that would be good for us.

Operator
And your next question comes from the line of Mark Argento from Lake Street Capital.

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division
Just a couple of quick ones. Probably one for Zach. One thing when we've been talking to some other companies, it sounds like supply chains are somewhat stressed. Are you guys seeing any issues with any of your customers getting product into the warehouse at all for the holidays as things ramp up?

R. Zach Thomann
Executive VP & GM of PFS
Thanks, Mark, for the question. I think we saw some of that phenomenon early in Q2. And we talked a little bit about it, I think, in Q&A at the time. But largely, we saw that impact the apparel segment as COVID-19 really impacted China and a lot of Asian suppliers first. So we kind of constrained the front side of the year on the supply chain side. As we progressed through Q2, we've seen that ease up considerably. So we haven't seen as much constraint around supply chains for products because the teams really shared that up and diversified the pipeline and product manufacturing ahead of that. We have seen a little bit of an impact from some of our partners and vendors in terms of procuring assets, but nothing material that would impact our thinking on a go forward.

COPYRIGHT © 2020 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	11
spglobal.com/marketintelligence

PFSWEB, INC. FQ2 2020 EARNINGS CALL | AUG 07, 2020

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division
That's helpful. And then I think this one is for Jim. In terms of the more traffic, more dollars are flowing through you guys, e-commerce portals or platforms. What are you seeing? What types of projects are you seeing near term to help kind of, for lack of a better word, beef up their infrastructure, is there any direct benefit for that? Or is that relatively benign?

James Joseph Butler
Executive VP & GM of LiveArea
Yes. I would say the -- thanks for the question. I would say the thing that we're seeing to be expected. And last year, as we developed our strategy for 2020, one of our big bet areas was to expand into order management systems, the OMS technologies. And that's an area that we had no idea that obviously, COVID was going to hit us this year, but that obviously allows the orchestration of buy online, pickup at stores, certain things like that. So it really allowed our clients to benefit from those technologies. So I would say that's the area that we're seeing a bit more momentum in. As well as we're definitely seeing a lot of -- as I mentioned in my opening, we're seeing a lot of momentum in our strategy business. So really helping clients understand what they underinvested in and where they should be considering investments as they get through the balance of the year and into 2021.

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division
Great. That's helpful. And just one last one. Tom, as you guys were thinking through kind of the CapEx guidance, some of the investment here to take advantage of the surge in business. Where does that leave you from a free cash flow perspective for the year as you're sitting back penciling things out?

Thomas J. Madden
Executive VP & CFO
Great. As I take a look at it today, and obviously, a lot of uncertainties as we go through the rest of the year. But as we take a look at it today, my expectation would be that from a free cash flow standpoint, we're going to be around breakeven. We're within that range as we look at the full year. But the reason for that is that we would have, on a pro forma basis, generated a reasonable amount of free cash flow in the business. But we are being impacted by the one client that is transitioning some of their credit card collection activity from us. So if I would take in the, let's call it, flat to slightly positive number of free cash flow, and if I pro forma that one client situation out, I'd probably be back in the normalized range of, call it, $6 million to $9 million or so for the year.

Operator
[Operator Instructions] Your next question comes from the line of Ryan MacDonald from Needham.

Ryan Michael MacDonald
Needham & Company, LLC, Research Division
Congrats on an excellent quarter. I want to -- don't want to, I guess, jump too far ahead of ourselves here. But as we look out into fourth quarter, with Amazon Prime Day being shifted into fourth quarter this year. Can you talk about some of the preparations that you're making now with your customers to be able to address maybe now we see elongated periods of heightened fulfillment volumes?

Michael C. Willoughby
CEO & Director
Sure. I'll do a general comment, and then I'll shift over to Zach to talk about footprint, prep and something like that. Corresponding to the announcement of a new distribution center that we made, and Zach's indication that there's sort of more news to come on that point. And then I wouldn't mind if Jim provides just a little bit of color on thinking about Amazon's constraints on some inbound products during the COVID crisis and how we're helping clients to think about their sites and sort of marketplaces in general. But I would say that we are expecting an elongated holiday for the reasons I mentioned earlier. We are preparing for helping our clients to move inventory into geographies where they're

COPYRIGHT © 2020 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	12
spglobal.com/marketintelligence

PFSWEB, INC. FQ2 2020 EARNINGS CALL | AUG 07, 2020

closer to their in-delivery point. And we're also looking at just creating more bandwidth across more facilities. Zach, do you want to provide some color on the operations side of it?

R. Zach Thomann
Executive VP & GM of PFS
Sure. Thanks. Thanks, Mike. As Mike was indicating, we are -- have recently announced the opening of a fulfillment center in the DFW area, and we'll be opening or expanding our operations in the European theater to ensure that we can meet the expected increase in demand, and that's really the high level metric around that. A level below that is really inside of all the 4 walls of each facility. How we plan the assets, the layout, all the things around that to ensure that we have capacity in the quarter as well as the front part of Q4, we're going to continue to expand with our headcount to ensure that we have the folks available to ensure that we can run those facilities at near capacity levels as we execute Q3 and into Q4, expecting that same trend that Mike was just highlighting of an elongated holiday shopping period. That's our expectation and really what we're highlighting as it relates to investing inside of the quarter to ensure that we're set up correctly for Q4. And then the other side of it, frankly, is just working with our partners to ensure that we have the appropriate carrier capacity and the network to ensure delivery of packages post the PFS fulfillment center so that they reach customers' homes. So there's a considerable amount of work that goes into planning for the Q4 period, and all that work is underway and in full implementation mode right now.

James Joseph Butler
Executive VP & GM of LiveArea
Yes. And to Mike's point, just real quick on the LiveArea side. We're definitely seeing another one of our big bet items that we made in 2019 start to materialize, which is really around marketplaces. So deploying technologies to allow brands to not only have a personalized brand site, but also participate in marketplaces. So we expect that trend to continue. And our brands continue to find the bandwidth now to invest in the services that we provide to ensure that they can really maximize not only the holiday period, but anything beyond that.

Michael C. Willoughby
CEO & Director
Ryan, just to kind of finish -- Ryan, just to finish out that question. We talk a lot about fulfillment volumes in Q2 and our expected Q4 and rightly so because that is where we saw the most dramatic change in Q2 and certainly where most of our planning is going on. But I did want to mention also that we see a real benefit in the shift of our contact center operations into more of a virtual mode, where we have most of our agents work-from-home model. And as we work with our clients to think about how we respond to their customer care needs, it really does open up a lot of opportunity for us to also scale our contact center where we're not necessarily having to bring people into physical offices in order to train and prep and take calls. And so it's going to be interesting to see the Q4, the mix of contacts, how many customers are calling in to ask questions, or place orders via e-mail, via chat. And we're certainly looking at how we scale our contact center operation virtually. And one of the, I think, interesting benefits of this whole thing is that we've really learned how to do virtual contact center really, really well. And it opens up the whole country for recruiting and staffing. So we're also looking to scale that part of our operation in Q4 as well.

Ryan Michael MacDonald
Needham & Company, LLC, Research Division
Excellent. And I guess as a follow-up, Mike, you'd mentioned earlier in your comments about sort of helping clients to move inventory into geos where they're closer to the end delivery point. How does this -- how does the fulfillment as a service initiatives sort of factor into this? Are you seeing a greater demand maybe from existing customers to take a look at RetailConnect or CloudPick as an alternative means to, say, the traditional fulfillment capacity footprint?

Michael C. Willoughby
CEO & Director
Yes. Great question. Thanks for asking, Ryan. So I would say that where we are sitting in August that the COVID-19 crisis kind of put a bit of a dent in CloudPick as far as where we thought we would be. But halfway through Q2, as clients and prospects started to really think about how they deal with closures that were happening and various other operational supply chain issues and getting product to consumers more quickly, we saw an acceleration in conversations, particularly around RetailConnect.

COPYRIGHT © 2020 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	13
spglobal.com/marketintelligence

PFSWEB, INC. FQ2 2020 EARNINGS CALL | AUG 07, 2020

And I'd like to focus a little bit on RetailConnect. Obviously, we saw our brick-and-mortar stores being closed almost universally here in the U.S. and in other geographies and lots of inventory that just was stuck in those locations. And then you had retailers that were -- as stores were reopening really trying to pivot over to curbside delivery and local delivery as a way to simply survive. And so as things have started to get a little bit back to normal, we're seeing a real increase in conversations around, all right, we -- this is a new normal. We're going to have to support curbside delivery. We need to leverage local delivery. We need to be able to use the inventories that we have in our store locations much more effectively. And if we're going to have closures, we need to be prepared to use our stores as meaning fulfillment centers. And even if we're not going to have closures, we need to expect that consumers are going to behave differently within a store environment and look for touchless experiences. So yes, RetailConnect responds to all kinds of conversations, both with current clients and prospects. So I think we're at the right place at the right time. We just need to turn conversations into closed deals, that's the focus right now.
And then I mentioned the Scan and Go prototype earlier in the conversation. My personal hope is that, that moves from prototype into productized offering very quickly. You're probably familiar with Scan and Go in, say in Amazon Go environment, maybe some other large retailers using it where you basically can do self-checkout without having to go through a traditional line or interact with the POS system. We're wanting to bundle RetailConnect and Scan and Go into a seamless solution where you can support buy online, pickup in-store, curbside delivery, local delivery and do it very effectively and cost efficiently. So really excited about the opportunity to help our clients just leverage inventory wherever it is, regional facility, store or centralized facility and meet up with that sort of Amazon service level promise.

Operator
At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby
CEO & Director
Thank you, Calandra. I'd like to thank everyone that attended this call this morning. And we certainly look forward to speaking with our investors and analysts when we report our third quarter results in November. And as we're able to at the various conferences that occur between now and then. And as I said before, we are always available by phone. If you would like to speak with us. Thank you very much.

Operator

Ladies and gentlemen, this does conclude today's conference call. You may now disconnect your lines at this time. Thank you for your participation.

COPYRIGHT © 2020 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	14
spglobal.com/marketintelligence

PFSWEB, INC. FQ2 2020 EARNINGS CALL | AUG 07, 2020

Copyright © 2020 by S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.
These materials have been prepared solely for information purposes based upon information generally available to the public and from sources believed to be reliable. No content (including index data, ratings, credit-related analyses and data, research, model, software or other application or output therefrom) or any part thereof (Content) may be modified, reverse engineered, reproduced or distributed in any form by any means, or stored in a database or retrieval system, without the prior written permission of S&P Global Market Intelligence or its affiliates (collectively, S&P Global). The Content shall not be used for any unlawful or unauthorized purposes. S&P Global and any third-party providers, (collectively S&P Global Parties) do not guarantee the accuracy, completeness, timeliness or availability of the Content. S&P Global Parties are not responsible for any errors or omissions, regardless of the cause, for the results obtained from the use of the Content. THE CONTENT IS PROVIDED ON "AS IS" BASIS. S&P GLOBAL PARTIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, FREEDOM FROM BUGS, SOFTWARE ERRORS OR DEFECTS, THAT THE CONTENT'S FUNCTIONING WILL BE UNINTERRUPTED OR THAT THE CONTENT WILL OPERATE WITH ANY SOFTWARE OR HARDWARE CONFIGURATION. In no event shall S&P Global Parties be liable to any party for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including, without limitation, lost income or lost profits and opportunity costs or losses caused by negligence) in connection with any use of the Content even if advised of the possibility of such damages. S&P Global Market Intelligence's opinions, quotes and credit-related and other analyses are statements of opinion as of the date they are expressed and not statements of fact or recommendations to purchase, hold, or sell any securities or to make any investment decisions, and do not address the suitability of any security. S&P Global Market Intelligence may provide index data. Direct investment in an index is not possible. Exposure to an asset class represented by an index is available through investable instruments based on that index. S&P Global Market Intelligence assumes no obligation to update the Content following publication in any form or format. The Content should not be relied on and is not a substitute for the skill, judgment and experience of the user, its management, employees, advisors and/or clients when making investment and other business decisions. S&P Global Market Intelligence does not act as a fiduciary or an investment advisor except where registered as such. S&P Global keeps certain activities of its divisions separate from each other in order to preserve the independence and objectivity of their respective activities. As a result, certain divisions of S&P Global may have information that is not available to other S&P Global divisions. S&P Global has established policies and procedures to maintain the confidentiality of certain nonpublic information received in connection with each analytical process.
S&P Global may receive compensation for its ratings and certain analyses, normally from issuers or underwriters of securities or from obligors. S&P Global reserves the right to disseminate its opinions and analyses. S&P Global's public ratings and analyses are made available on its Web sites, www.standardandpoors.com (free of charge), and www.ratingsdirect.com and www.globalcreditportal.com (subscription), and may be distributed through other means, including via S&P Global publications and third-party redistributors. Additional information about our ratings fees is available at www.standardandpoors.com/usratingsfees.
© 2020 S&P Global Market Intelligence.

COPYRIGHT © 2020 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.	15
spglobal.com/marketintelligence